Exhibit 21.1

BRIDGFORD FOODS CORPORATION

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	State in which Incorporated
Bridgford Marketing Company	California
Bridgford Meat Company	California
Bridgford Food Processing Corporation	California
Bridgford Food Processing of Texas, L.P.**	Texas
A.S.I. Corporation	California
Bridgford Distributing Company of Delaware (inactive)	Delaware
American Ham Processors, Inc.*	Delaware
Bert Packing Company (inactive)	Illinois
Moriarty Meat Company (inactive)	Illinois

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* - No shares have been issued.

** - Limited Partnership.